Contrat de bail pour locaux commerciaux

entre

Swisscanto Anlagestiftung,
Zürich
p.A. PRIVERA AG
3073 Gümligen

CHE-107.853.547 TVA
représenté par: PRIVERA SA
Route de Pré-Bois 20 1215 Genève

dénommé ci-après bailleur

dénommé ci-après représentant

et

Sophia Genetics SA Rue du Centre 172 1025 St-Sulpice

dénommé ci-après locataire(s)

concernant la location de locaux au sein de l'immeuble ZA La Pièce 12, 1180 Rolle
38001.03.420001.04

2Chose louée    3
2.1Situation et dimensions    3
2.2Paiements des loyers    4
a i
2.3Façades, toitures et locaux communs    4
2.4Calcul des surfaces    4
3Affectation / Obligation d'utilisation    4
3.1Type d'utilisation    4
a t , o c a
3.2Utilisation par des tiers    4
4Début du bail, durée du bail, droit d'option, prolongation et résiliation    5
4.1Début du bail    5
4.2Durée du bail/résiliation    5
4.3Résiliation anticipée    5
4.4Droit d’option    5
5Loyer et frais accessoires    5
5.1Loyer de base à la conclusion du contrat    5
5.2Adaptation du loyer après le début du bail    5
5.3Frais accessoires    6
5.4Intérêts moratoires    6
5.5Taxe sur la valeur ajoutée    7
5.6Impôts, taxes et redevances    7
6Aménagement et usage de la chose louée    7
6.1Etat et usage de la chose louée    7
6.2Assurance / surveillance    10
6.3Enseignes d'entreprises, enseignes publicitaires lumineuses, inscriptions et activités publicitaires10
6.4Parkings    10
6.5Entretien à charge du locataire    11
6.6Remise des clés    11
6.7Droit de visite    11
6.8Sous-location    11
6.9Transfert du bail    12
7Restitution de la chose louée    12
8Résiliation extraordinaire du contrat    12
9Dispositions finales    13
9.1Sûretés contractuelles    13
9.2Eléments faisant partie intégrante du contrat de bail    13
9.3Modifications du contrat    13
9.4Obligation de renseigner    13
9.5Notifications    13
9.7For et droit applicable    13
9.8Droit de préemption    14
9.9Surfaces communes bâtiment B2    14
9.10Validité du contrat    14
9.11Version du contrat    14
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

1Termes employés
Indépendamment de la forme de l'entreprise, du sexe et du nombre de personnes respectivement d'entités juridiques que comprend une partie, pour des raisons de lisibilité, les termes génériques
«Bailleur», «Représentant» et «Locataire» seront utilisés dans ce contrat.

2Chose louée
2.1Situation et dimensions
Le bailleur loue au locataire la surface (brut) décrite ci-après dans l'immeuble commercial mentionné, dont la situation et les dimensions sont encadrés en couleur sur les plans ci-joints (annexes 1 et 2). L'état et la nature de la chose louée sont également consignés dans la description jointe (annexe 4). Les surfaces mentionnées sont des valeurs indicatives et peuvent diverger des surfaces réelles. Tout éventuel écart n'influence ni le loyer déterminant, ni la clé de répartition des frais accessoires.
Le locataire loue un total de 3'600.00 m2 dans le bâtiment B2 à A-ONE, la location va se faire selon le tableau, ci-dessous :
Dès le 1er juillet 2021, le locataire Sophia Genetics SA loue une surface de 1'100.00m² au 2ème étage du bâtiment B2 aux conditions suivantes :
[**]

Dès le 1er janvier 2022, le locataire Sophia Genetics SA loue une surface supplémentaire de
700.00 m² au 2ème étage du bâtiment B2 aux conditions suivantes :
[**]

Enfin, dès le 1er février 2023, le locataire Sophia Genetics loue une nouvelle surface de 1'800.00 m²
au 1er étage du bâtiment B2 aux conditions suivantes

[**]

2.2Paiements des loyers
Le loyer est payable par mois d'avance au 1er jour du mois, au plus tard le premier de chaque mois et la première fois au prorata au début du bail.
A la signature du présent contrat le locataire dispose d’une gratuité de loyer comme suit :
[**]
▪.
2.3Façades, toitures et locaux communs
Le droit d'utilisation des murs, des façades, des toitures et de tous les locaux communs qui délimitent les espaces locatifs (murs de séparations des surfaces, fenêtres, gaines techniques, locaux techniques) revient exclusivement au bailleur.
2.4Calcul des surfaces
Le calcul des surfaces se fait d'un axe à l'autre, milieu des murs séparateurs et divisions, respectivement distance intérieure des surfaces générales. Ainsi calculées, les mesures de surface à la base de ce contrat sont considérées comme acceptées par les deux parties.

3Affectation / Obligation d'utilisation
3.1Type d'utilisation
Pendant toute la durée du contrat, le locataire est à la fois en droit et obligé d'utiliser et d'exploiter la chose louée comme suit : Bureau et laboratoire.

Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

La description de l'affectation fixe ainsi de manière contraignante le droit d'utilisation du locataire, mais ne décrit pas, en revanche, l'état dans lequel le bailleur doit mettre la chose louée au moment du début du bail.

3.2Utilisation par des tiers
La sous-location partielle ou intégrale de la chose louée (art. 262 CO) et le transfert du bail à un tiers avec toutes les obligations et droits qui y sont liés (art. 263 CO) sont uniquement permis avec le consentement préalable écrit du bailleur.
4 Début du bail, durée du bail, droit d'option, prolongation et résiliation

3.1Début du bail
Le bail commence le 1er juillet 2021. A partir de cette date, les frais accessoires et les loyers des places de parc sont dus.
La chose est louée au locataire conformément à la description de la chose louée et aux plans. Lors de la remise des clés, les éventuels défauts de la chose louée sont consignés dans l'état des lieux qui doit être signé par les deux parties. Si d'autres défauts apparaissent, en plus de ceux consignés dans l'état des lieux, le locataire est tenu de faire valoir ces derniers par écrit dans les 60 jours à partir de la remise des clés. En cas d'omission, il sera présumé que le locataire a repris la chose louée dans un état approprié à l'usage pour lequel elle a été louée et sans défaut.
3.2Durée du bail/résiliation
Le bail est conclu pour une durée de 10 ans, soit du 1er juillet 2021 au 30 juin 2031. Le bail prend fin à cette date sans qu’aucune résiliation ne soit nécessaire. La date de fin du bail est identique pour l’ensemble des surfaces, mêmes si ces dernières sont louées à des dates différentes.
3.3Résiliation anticipée
Le locataire a la possibilité unilatérale de résilier le présent contrat après 8 ans de location, soit au 30 juin 2029, moyennant un préavis écrit adressé 12 mois à l’avance. En cas de résiliation anticipée du présent contrat, le locataire s’engage à payer une pénalité de [**] en faveur du bailleur.
3.4Droit d’option
Un droit d’option permettant de prolonger le bail aux mêmes conditions est concédé au locataire.
S'il souhaite faire usage de ce droit, le locataire doit communiquer son intérêt au bailleur par écrit au plus tard 14 mois avant l'échéance du bail à loyer, soit le 28 février 2030 au plus tard.

5Loyer et frais accessoires
5.1Loyer de base à la conclusion du contrat
A la conclusion du contrat, le loyer annuel net s'élève à [**]
Dès le 1er janvier 2022, le loyer annuel net s’élève à [**]
Dès le 1er février 2023, le loyer annuel net s’élève à [**]
5.2Adaptation du loyer après le début du bail
5.2.1Généralités
Le loyer de base valable au début du bail sera adapté annuellement à l'indice suisse des prix à la consommation de l'Office fédéral de la statistique.
Clause d’indexation : 100% du loyer minimum valable au début du bail seront adaptés annuellement selon la formule suivante de l'indice suisse des prix à la consommation de l'Office fédéral de la statistique

loyer de base x nouvel indice    = nouveau loyer dû indice de base

En tant qu'indice de base, on prendra l'indice décembre 2020 de 100.9 point (base 2015 = 100 points).
La première adaptation du loyer de base sera effectuée le 1er juillet 2022. D'autres adaptations pourront suivre une fois par an, à chaque fois au début d'un mois au choix.

5.3Frais accessoires
5.3.1Généralités
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

Tous les frais accessoires mentionnés ci-après ne sont pas inclus dans le loyer de base et doivent être payés en supplément par le locataire. Le locataire doit anticiper un acompte de ces frais accessoires jusqu'au 1er de chaque mois de [**] excl. TVA et pour la première fois au prorata du début du bail.
Dès le 1er janvier 2022, les frais accessoires mentionnés ci-après s’élèvent à [**]

Dès le 1er février 2023, les frais accessoires mentionnés ci-après s’élèvent à [**]

Font partie des frais accessoires:
•frais de chauffage et d'eau chaude selon art. 5 OBLF Coûts d'exploitation:
•Eaux usées (y c. émoluments de base)
•Protection incendie
•Surveillance des bâtiments
•Sécurité / Alarmes
•Lignes téléphoniques + interphones
•Matériel de conciergerie
•Conciergerie (y.c. Service FM, piquet, surveillance des installations techniques, rondes de contrôle)
•Ordures (y c. émoluments de base)
•Ascenseurs
•Gestion du système d’accès de la zone commune, Building Management System (« BMS », gestion et entretien)
•Nettoyage canalisation
•Électricité générale
•Eau (y c. émoluments de base)
•Nettoyage (y c. fenêtres, façades et déneigement)
•Entretien installation de détartrage
•Tous les coûts occasionnés par l'exploitation de la chose louée, de ses surfaces communes ou publiques et de ses installations d'infrastructure, pour l'utilisation, la consommation, le nettoyage et l'entretien:
    Portails et portes automatiques
    Service d'abonnement pour contrôles du toit
    Coûts de décompte (hors TVA)
•Honoraires de gérance, notamment la gestion financière, locative et administrative et technique ainsi que la gestion des frais accessoires et du service des immeubles les frais de publicité communs et les cotisations pour l'association d'intérêt etc. ne relèvent pas des frais de charges et sont facturés séparément.

5.3.2Décompte
Le bailleur établit annuellement un décompte des frais accessoires effectifs dont le solde est à régler dans les 30 jours suite à la présentation du décompte. Sur la base du décompte, le bailleur est autorisé à fixer un nouveau montant pour les acomptes et ce, également pendant la durée minimale de contrat.
Le décompte, respectivement la répartition des frais accessoires sur les différents locataires, est établi selon une clé de répartition fixée par un spécialiste.
Après s'être annoncé auprès du bailleur, le locataire est autorisé à consulter le décompte global avec les justificatifs de facture pendant 30 jours à partir de la facturation durant les horaires habituels de bureau. Si aucune opposition n'est faite par écrit pendant ce délai légal, le décompte global est considéré comme reconnu.
5.4Intérêts moratoires
Les dates de paiement convenues et susmentionnées sont des dates d’échéances, à partir desquelles le locataire tombe en demeure de paiement si les paiements ne sont pas réglés. Dans ce cas, l’intérêt

Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

moratoire s’élève à [**]. En supplément, le locataire doit également rembourser au bailleur les frais de rappel de [**] au maximum.
5.5 Taxe sur la valeur ajoutée
La surface locative est assujettie à la taxe sur la valeur ajoutée (TVA), conformément à l'art. 22, al. 1 LTVA. La TVA sera prélevée sur le loyer convenu et les frais accessoires à son taux actuellement en vigueur (à partir du moment où l'assujettissement entre en vigueur). En cas de modification du taux de TVA, le bailleur est en droit de faire valoir les adaptations correspondantes du loyer au moment où cette modification entre en vigueur.
5.6    Impôts, taxes et redevances
Le locataire doit s'acquitter séparément des impôts, taxes, redevances, frais d'électricité, de gaz et de téléphone ainsi que tout autre coût découlant exclusivement de son exploitation. Les taxes de raccordement pour l'eau, l'électricité, la canalisation, etc. qui sont également dus aux aménagements pour les locataires sont également à régler par le locataire.

6Aménagement et usage de la chose louée
6.1Etat et usage de la chose louée
6.1.1Etat
La chose est louée au locataire en l'état brut. Le locataire accepte l’état de la chose louée conformément à la visite des locaux du 4 novembre 2020 (surface du 2ème étage). Les surfaces du 1er étage et rez-de-chaussée sont louées brut. Il a été tenu compte de cette circonstance lors du calcul du loyer de base. La description du bien loué qui fait partie intégrante du présent contrat de bail (annexe n°4) délimite de manière significative les coûts entre le bailleur et le locataire, en termes d'aménagement, d'entretien et de rénovation de la chose louée. Les prestations incombant au bailleur selon la description du bien loué sont/seront au plus tard intégralement fournies au moment de la remise de la chose louée. Sont considérés comme aménagements pour les locataires, les aménagements allant au-delà de la description de la chose louée et des aménagements de base qui y sont définis, même s'ils existaient déjà au moment de la remise de la chose louée (par exemple aménagement de l’ancien locataire repris par le nouveau locataire). Tous les coûts occasionnés par les aménagements pour les locataires, leur entretien et leur remise en état éventuellement exigée par le bailleur à échéance du rapport contractuel sont en tous cas exclusivement à charge du locataire. Le bailleur demande au locataire de remettre en état initial lors de son départ uniquement le laboratoire. Tout le reste de l’aménagement peut rester en état.
6.1.2Devoir de diligence et de tolérer
Le locataire est tenu d’user de la chose avec le soin nécessaire, dans le sens de l'art. 257f CO et en particulier, de le maintenir en bon état et propre. Il est tenu de verser des dommages-intérêts en cas de dommages dus à une utilisation impropre et non occasionnés par la force majeure. Le locataire doit déclarer immédiatement au propriétaire les défauts dont la réparation ne lui incombe pas. En cas d'omission, il est responsable des dommages qui en découlent. Le locataire s'engage à respecter les dispositions du règlement intérieur édicté par le bailleur qui règle, entre autres, la livraison, l'utilisation des ascenseurs, l'enlèvement des ordures, etc. Le locataire est tenu de tolérer sans dédommagement la conduite de canaux, tubes, câbles, etc. installés dans le plafond et le plancher.
6.1.3Affectation
L'utilisation et l'affectation de la chose louée s'orientent exclusivement aux dispositions de ce contrat et ne peuvent pas être modifiées en l'absence d'une approbation préalable écrite du bailleur. Les droits et besoins des autres locataires doivent être pris en compte dans la juste mesure.
6.1.4Voies d'évacuation et abris
Les voies d'évacuation doivent être en tout temps dégagées. Les abris utilisés à des fins étrangères à celle de la protection civile (entrepôts, archives, etc.) doivent toujours pouvoir être libérés dans les 24 heures pour la protection civile. Il est interdit de modifier les installations existantes dans les abris.
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

6.1.5Responsabilité pour les atteintes à l'environnement
Si le locataire occasionne des atteintes à l'air, à l'eau (eaux de surface et souterraines, système de canalisation), au sol, à la flore et à la faune ou à la chose louée, en particulier à travers des salissures, contamination ou autres charges liquides, gazeuses ou solides, ou d'une autre manière, ce dernier est responsable de toutes les conséquences et de tous les coûts qui en découlent. Sont en particulier concernés toutes les dépenses, mesures de protection et de sécurité, coûts de remise en état, coûts consécutifs à l'interruption de l'exploitation ainsi qu'à d'autres dommages corporels et matériels liés directement ou indirectement à l'élimination/l'enlèvement/le rétablissement de l'état conforme.
La responsabilité convenue ci-avant s'applique également dans les cas où le bailleur répond des suites d'une atteinte à l'environnement ou peut être rendue responsable en raison de dispositions légales existantes.
Si dans une procédure juridique, des droits - à quelque titre que ce soit - sont fait valoir contre le bailleur dans le sens des paragraphes ci-avant, le locataire s'engage à le soutenir le mieux possible pendant la procédure.
6.1.6Modifications de la chose louée
Si le locataire souhaite rénover ou modifier lui-même la chose louée ou des installations à l'intérieur de la chose louée, il a besoin pour ce faire du consentement écrit du bailleur (art. 260 a al. 1 CO). Le bailleur peut subordonner le consentement correspondant à la constitution d'une garantie. Le montant de la garantie dépend du montant total du devis des travaux de transformation.
Si le locataire a l'intention d'entreprendre des aménagements au sein de la chose louée ou à la chose louée pendant la durée du bail, celui-ci est tenu de demander le consentement écrit du bailleur avant d'entamer les travaux correspondants. Pour ce faire, le bailleur doit avoir reçu tous les documents nécessaires à l'évaluation des travaux au moins deux mois avant leur démarrage prévu, en particulier des plans à l'échelle 1:50, une description des travaux structurés selon les positions CFC ainsi qu'un devis. Le bailleur est autorisé à refuser son consentement sans avoir à justifier sa décision ou de subordonner celui-ci à la constitution d'une garantie dans le sens du règlement. Si le consentement est donné, il est considéré
comme convenu le bailleur concède le droit au locataire de laisser en état son aménagement des bureaux y compris la boardroom. Cependant, le locataire s’engage à remettre en état initial (suppression des aménagements spécifiques tél que le monobloc en toiture existant en toiture, ventilation supplémentaire, cloisons spécifiques Clestra ou placo plâtre, installation supplémentaire de l’électricité, remise en état partiel à la suite de la dépose des faux-plafonds et sprinkler) la zone du laboratoire qui va se situer au 2ème étage de l’immeuble.

que le locataire, à échéance du bail, renonce à tout dédommagement même si les modifications apportées après coup à la construction pourraient représenter une plus-value.

Chaque projet de construction nécessite la conclusion d'une assurance responsabilité civile du maître d'ouvrage. Le bailleur est en droit, là où des interventions sont entreprises dans les parties communes du bâtiment, en particulier dans le domaine de la statique, des installations et de l'enveloppe du bâtiment, d'imposer les planificateurs et/ou entrepreneurs et les produits/systèmes. Il est interdit d'altérer la statique du bâtiment. Tout écart des prescriptions du bailleur ou des spécialistes qu'il a désignés est à présenter pour autorisation au bailleur avec, en pièce jointe, l'expertise d'un ingénieur correspondant.
Si les travaux de rénovation ou de modifications concernent les installations électriques, le locataire est tenu de faire parvenir spontanément au bailleur le rapport de sécurité correspondant d'un installateur électrique homologué, une fois les travaux terminés. Les coûts ainsi occasionnés sont à charge du locataire.
Dans le cas où le rapport de sécurité n'aura pas été présenté même après un délai imparti par écrit par le bailleur, ce dernier est en droit de charger, sans notification précédente, un spécialiste de son choix du contrôle des questions de sécurité et de l'établissement des documents nécessaires au rapport de sécurité et ce, aux frais du locataire.

Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

6.1.7Respect des dispositions juridiques émises par les autorités
Si le consentement aux aménagements spécifiques au locataire dépend du respect des dispositions juridiques ou des dispositions émises par les autorités et si ces aménagements nécessitent d'autres mesures de construction ou autres, par exemple, pour des raisons relevant de la police du feu, de la technique de sécurité, de l'écologie ou pour d'autres raisons (portes de secours, installations sprinkler, système de détection d'incendie, utilisation d'installations et de matériaux écologiques prescrites et enlèvement d'installations ou de matériaux nuisant à la santé tels que l'amiante, etc.), tous les coûts et frais y afférents seront exclusivement à charge du locataire. A la fin du contrat, aucun dédommagement ne sera dû par le bailleur et ce, même si les mesures correspondantes ne sont pas inversées.
6.1.8Exécutions des aménagements spécifiques au locataire
Le locataire s'engage à faire exécuter et entretenir dans les règles de l'art tout éventuel aménagement spécifique ainsi que de le faire surveiller par un spécialiste. Il s'engage, en particulier, à garantir le respect de toutes les dispositions légales (par ex. concernant la sécurité, la protection incendie, les nuisances sonores, la protection de l'environnement, etc.), des normes et directives spécifiques à la branche (normes SIA et DIN, prescriptions SUVA, etc.) et des règles généralement reconnues en matière de construction.
La capacité maximale de charge du sol ne doit pas dépasser 460 kg/m2 (charge maximale au niveau du béton et non faux-plancher). Le locataire répond de tout dommage corporel et matériel dû au manquement à cette obligation.
6.1.9Prise en compte des intérêts de tiers
Lors de l'exécution ou de l'entretien de travaux pour les aménagements spécifiques au locataire, il faut, par ailleurs, tenir compte le mieux possible des intérêts des autres locataires ou des autres utilisateurs de l'immeuble locatif.
6.1.10Garantie pour les aménagements spécifiques au locataire
Le locataire s'engage à garantir le montant prévu par le devis pour les aménagements spécifiques planifiés - ou l'acompte défini par le bailleur - par une garantie bancaire d'une grande banque suisse de renom. Cette garantie bancaire doit être valable au moins 24 mois après la date de fin des travaux des aménagements spécifiques au locataire. La banque garantissant le montant sera libérée de son obligation par une déclaration écrite du bailleur, lorsque le locataire prouvera par écrit que toutes les factures des entreprises mandatées concernant les aménagements spécifiques du locataire ont été payées.
6.1.11Hypothèque légale des artisans et entrepreneurs
Le locataire s'engage, dans le cas d'inscription d'hypothèque légale des artisans et entrepreneurs, conséquente à son mandat d'exécution des aménagements spécifiques au locataire de faire radier cette hypothèque légale du registre foncier, par exemple, en fournissant des garantis. L'engagement correspondant existe d'ores et déjà au stade de l'inscription provisoire et de toute hypothèque légale des artisans et entrepreneurs.
Le bailleur est en droit de résilier le contrat à titre exceptionnel et à faire valoir des dommages- intérêts si le locataire contrevient à son obligation de radiation de l'inscription d'hypothèque légale des artisans et entrepreneurs nonobstant sommation écrite du bailleur avec fixation d'un délai.
6.1.12Contribution du bailleur aux travaux du locataire
Le bailleur participe à hauteur total maximum de [**] inclus TVA pour l’ensemble des aménagements du locataire. Le paiement de la contribution sera effectué après l’exécution des travaux sur facture ainsi qu’une confirmation écrite de l’architecte du locataire qui confirme que le paiement des fournisseurs a été effectué pour les travaux d’aménagement du locataire. Le paiement sera échelonné par étage.
•Participation du bailleur sur les surfaces du 2ème étage, le montant de la participation est de
[**]
•Participation du bailleur sur les surfaces du 1ème étage, le montant de la participation est de
[**]

Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

6.2Assurance / surveillance
6.2.1Responsabilité
Le bailleur conclut à ses frais, les assurances usuelles de responsabilité civile et de choses pour l'immeuble.
Les assurances pour l'exploitation de son affaire, telles que vol, responsabilité civile, interruption d'exploitation, personnel et mobilier ainsi que les assurances pour l'entreposage des marchandises, etc. doivent être conclues par le locataire et sont à sa charge. La conclusion d'une assurance responsabilité civile est obligatoire. Sur demande du bailleur, le locataire s'engage à conclure une assurance responsabilité civile et de documenter le versement ininterrompu des primes correspondantes. De même, tous les autres investissements et installations payés et réalisés directement par le locataire sont à assurer. Les adaptations des primes de l'assurance immobilière progressive directement conséquente aux aménagements spécifiques au locataire sont proportionnellement à la charge du locataire.
Le bailleur ne porte aucune responsabilité pour les étalages, inscriptions sur les vitrines, grilles à enroulement, vitres, revêtements de parois en verre, enseignes d'entreprises, enseignes lumineuses, etc. Il incombe au locataire de s'assurer suffisamment contre de tels dommages. Le locataire est seul responsable de la sécurité (effraction, vol) et de la surveillance des locaux loués.
6.2.2Délimitation entre bâtiment et mobilier
Les normes des établissements cantonaux d'assurance bâtiment en vigueur actuellement sont déterminantes dans la délimitation entre bâtiment et mobilier. En cas d'ambiguïté, le procès-verbal d'expertise des établissements cantonaux d'assurance bâtiment est déterminant.
6.3Enseignes d'entreprises, enseignes publicitaires lumineuses, inscriptions et activités publicitaires
6.3.1Signalisation et inscription
Les enseignes d'entreprises et publicitaires, les affiches, vitrines, etc. ne peuvent être installées qu'après accord du bailleur et uniquement dans des emplacements du bâtiment déterminés par le bailleur. Les coûts sont à charge du locataire. Le bailleur décide de la couleur, de la taille, de l'ordre des panneaux, étant entendu que ce dernier tiendra compte, dans la mesure du possible, des souhaits du locataire. Le locataire doit utiliser de préférence les inscriptions originales de son entreprise. En cas de remise en état ou de modification des façades et autres murs, le locataire doit assumer à ses propres frais l'enlèvement et le remontage des plaques et inscriptions.
Les demandes pour l'obtention d'autorisations officielles éventuellement nécessaires sont à présenter au bailleur pour signature. Tous les coûts et redevances qui y sont imputables sont à charge du locataire qui devra également payer les coûts de raccordement et l'éventuelle consommation d'électricité.
Le locataire est tenu de participer aux frais de panneaux de signalisation et de tours publicitaires éventuellement installés pour l'orientation générale des clients et de prendre en charge la part des coûts correspondants.
6.3.2Autres activités publicitaires
Les ventes, actions publicitaires et expositions hors des surfaces louées nécessitent l'accord du bailleur et éventuellement des autorités.
A l'extérieur de la chose louée, il est interdit d'installer et d'utiliser les installations de radio, télévision, vidéo et haut-parleurs sans le consentement du bailleur.
Dans sa publicité, le locataire est tenu de mentionner l'immeuble dans son intégralité et d'utiliser l'emblème officiel dans cette dernière.
6.4Parkings
Dans la mesure où un garage payant est à disposition des clients de l'immeuble commercial, les coûts de son utilisation, surveillance, nettoyage et entretien sont supportés par le bailleur ; ses revenus appartiennent au bailleur.
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

6.5Entretien à charge du locataire
Le locataire est tenu de maintenir la chose louée, les installations et équipements qui s'y trouvent ainsi que les surfaces et installations communes qu'il utilise dans un état correct et propre.
L'entretien, la maintenance, la réparation, la rénovation et le remplacement des installations techniques propres au locataire incombent au locataire.
Le locataire doit garantir l'entretien régulier selon les recommandations du constructeur des installations, machines et appareils qui servent à lui seul et en assumer les frais.
6.5.1Attribution de mandats
Les travaux d'entretien et de réparation à la chose louée, en particulier des installations et équipements qui en font partie (également à l'extérieur de la chose louée) et qui sont ordonnés par le locataire doivent être réalisés par des spécialistes confirmés.
Le bailleur, respectivement la gérance qu'il a mandaté, doit être informé sur la nature, l'étendue et la durée des travaux avant leur exécution.
6.5.2Petites réparations
Le locataire doit, conformément à l’usage local, remédier à ses frais aux défauts qui peuvent être éliminés par les menus travaux de nettoyage ou de réparation indispensables à l’entretien normal de la chose (Art. 259 CO).
6.5.3Autorisations de construction et de la police du commerce
L'obtention de toutes les autorisations spéciales nécessaires à l'exploitation du locataire incombe au locataire qui prendra également en charge les coûts qui y sont liés.
6.6Remise des clés
Toutes les portes donnant sur l'extérieur sont équipées de cylindres de sécurité. Lors de la remise de la chose louée toutes les clés par cylindre de sécurité seront remises aux locataires. Toute clé supplémentaire est à charge du locataire. Le jour de la restitution de la chose louée, le locataire est tenu de remettre toutes les clés. En cas de perte de clé, le locataire est responsable de l'ensemble des frais découlant des modifications du plan de fermeture général de l'immeuble commercial.
6.7Droit de visite
S'il respecte un délai d'annonce de 24 heures, il est permis au bailleur d'inspecter les locaux pendant les horaires d'ouverture, lorsque cet examen est nécessaire à la protection des droits de propriété et à une location ultérieure.
6.8Sous-location
6.8.1Autorisation
La sous-location partielle ou complète des locaux requiert le consentement écrit du bailleur. Le bailleur ne peut refuser son consentement que pour de justes motifs, conformément aux dispositions de l'art. 262 CO. Les motifs de refus sont, entre autres, des modifications dans l'assortiment ou dans l'assujettissement à la TVA.
Le locataire s'engage à convenir de la sous-location par écrit, étant entendu que le sous-locataire sera soumis à toutes les obligations découlant de ce contrat, en particulier également celles concernant le calcul et la notification du chiffre d'affaires. Un exemplaire du contrat de sous- location doit être remis au bailleur.
6.8.2Responsabilité
Même en cas de sous-location, le locataire assume l'entière responsabilité quant au respect de l'ensemble des obligations contractuelles, en particulier en matière d'affectation de la chose louée et au paiement intégral du loyer, des frais annexes et des contributions publicitaires à l'association des locataires.
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

6.9Transfert du bail
Si le locataire a l'intention de transférer le bail à un tiers, il doit joindre à sa demande de consentement les indications complètes de son successeur (extrait du registre du commerce et du registre des poursuites, etc.) ainsi que tous les accords et dispositions accessoires conclus avec ce dernier). Au demeurant, l'art. 263 CO sera appliqué.
Le bailleur est en droit de refuser son consentement au transfert de bail, en particulier si le nouveau locataire veut changer l'affectation permise de l'objet loué ou si, en vue de l'affectation visée, des modifications doivent être entreprises au niveau de la construction.
Il est interdit de convenir d'une commission (« pas-de-porte ou key money » ou autre dédommagement similaire pour le transfert du contrat de bail sans contrepartie adéquate). Si un tel accord est néanmoins pris, celui-ci autorise le bailleur à refuser son consentement au transfert. Si le bailleur n'apprend que successivement qu'un tel dédommagement a été convenu et/ou versé, ce fait représente une raison importante de résiliation extraordinaire du contrat vis-à-vis du locataire actuel. Toutes autres demandes de dommages-intérêts restent expressément réservées.

7Restitution de la chose louée
Le bailleur autorise le locataire Sophia Genetics à laisser en état d’aménagement du locataire la partie des surfaces bureaux y compris la boardroom, cependant une remise en état initial doit être faite pour la partie du laboratoire (remise en état détaillée dans l’article 6.1.6) sauf discussion ultérieure avec le propriétaire quant à la remise en état de ce dernier et ceci sans aucun frais supplémentaire pour le bailleur. La chose louée doit être remise nettoyée. Les inscriptions du locataire sont à faire enlever par un spécialiste.
Si le locataire contrevient à son obligation de restituer la chose louée en temps voulu dans l'état conforme au contrat, le bailleur n'est pas tenu de fixer un délai supplémentaire permettant au locataire de satisfaire à son obligation de restitution. Sans faire appel à l'autorisation d'un juge, ce dernier est autorisé à faire entreprendre les travaux et mesures nécessaires pour le rétablissement de l'état mentionné aux frais du locataire. Toutes autres demandes de dommages- intérêts restent expressément réservées, en particulier l'obligation de verser une somme correspondante au loyer jusqu'à la remise en état conforme au contrat ou à la relocation des locaux. Le locataire répond également des éventuels dommages allégués par le nouveau locataire en raison du retard ou si ce dernier exerce son droit de se départir du contrat.

8Résiliation extraordinaire du contrat
Outre les cas de résiliation extraordinaire du contrat prévus par la loi, le bailleur est en droit de résilier le contrat à la fin du mois suivant, sous réserve de respecter un délai de 30 jours, après avertissement écrit resté sans effet en cas de violation des droits suivants par le locataire :
    modification de l'affectation de la chose louée sans consentement du bailleur violation de l'obligation de libération de l'inscription d'hypothèque légale des artisans et entrepreneurs violation de l'obligation d'entretenir de manière réglementaire les aménagements spécifiques au locataire sous-location entière ou partielle de la chose louée sans consentement du bailleur (chiffre 7)

Si le bail est résilié avec anticipation en raison de circonstances imputables au locataire (art. 257 d, 257f, 264; 266g CO et les faits mentionnés plus haut), ce dernier répond de l'ensemble des dommages qui en découlent, en particulier du loyer jusqu'à relocation, de l'éventuelle différence de loyer jusqu'à la prochaine date de résiliation possible, des frais de gestion extraordinaire, des coûts d'insertion ordonnés par le bailleur en vue de la réduction du dommage et des dommages y relatifs.
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

Le locataire s'engage à fournir une première garantie bancaire d'une grande banque suisse de renom d'un montant de [**] pour les surfaces du 2ème étage. Suite à la location de la surface supplémentaire du 1er étage, le locataire s’engage à fournir une nouvelle garantie bancaire de [**] pour satisfaire à toutes les prétentions du bailleur découlant du présent contrat. Cette garantie bancaire doit être valable encore au moins 12 mois après la première date possible de résiliation (y c. de modification due à l'exercice de droits d'option éventuellement concédés ou d'accord).
9.1.2    Date de la fourniture
Le certificat original de la garantie bancaire mentionnée doit être remis au bailleur à la signature du bail.
3.2Eléments faisant partie intégrante du contrat de bail
Les documents suivants ci-joints font partie intégrante du présent contrat de bail :

[**]

3.3Modifications du contrat
Les modifications et avenants au présent contrat de bail et à ses parties intégrantes nécessitent la forme écrite. Cette disposition vaut également pour l'annulation de la nécessité de la forme écrite.
3.4Obligation de renseigner
Le locataire est tenu de notifier immédiatement au bailleur toute modification de nature juridique et économique qui influence de manière déterminante la structure de l'entreprise. Tous les documents dont le bailleur a besoin doivent lui être mis gratuitement à disposition.
3.5Notifications
Jusqu'à révocation par lettre recommandée au bailleur, l'adresse suivante est considérée être l'adresse du domicile de notification juridiquement valable du locataire :
Adresse du domicile de notification du locataire :
Sophia Genetics SA Rue du Centre 172 1025 St-Sulpice

Conformément à ce contrat, les notifications des parties liées à un délai sont considérées comme remises en temps voulu lorsqu'elles ont été remises à la partie adverse ou qu'elles peuvent être retirées à l'office de poste par la partie adverse le dernier jour avant que ne commence à courir le délai. Sont exclues de ce règlement la menace de résiliation de bail en cas de retard de paiement (art. 257d CO) et autres adaptations de loyer / autres modifications unilatérales du contrat (art. 269 d CO) pour lesquelles la remise effective ou le 7e jour du délai de retrait à l'office postal sont déterminants pour la notification.
3.6Clause de sauvegarde
L'invalidité ou l'inapplicabilité de certaines dispositions de ce contrat n'affecte pas la validité du contrat dans son ensemble. La disposition invalide sera remplacée par une disposition qui se rapproche le plus possible de l'objectif économique et juridique de la disposition d'origine non exécutoire.
3.7For et droit applicable
Seul le droit suisse est applicable. Dans la mesure où le présent contrat ne contient pas de dispositions ou qu'il ne contient pas de dispositions divergentes, les dispositions 253 et suivantes, relatives au loyer, du Code des obligations sont applicables.
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.

3.8Droit de préemption
En cas d’intérêt ferme du locataire quant à la location d’une surface d’environ 1'975 m2 au rez- de-chaussée (annexe 3) du bâtiment B2 pour un montant de CHF 250.00/m2/an pour le 1er décembre 2024. Cette dernière doit faire parvenir au bailleur un courrier de confirmation au plus tard une année avant cette date, soit au 30 novembre 2023. Le bailleur prend bonne note que le locataire ne reprend pas l’aménagement de la cuisine pour cette surface du rez-de-chaussée.

Le bailleur se réserve le droit d’utiliser cette surface du rez-de-chaussée pendant la période vacante. Le bailleur s’engage à resituer au locataire Sophia Genetics cette surface à la date de la prise d’effet du bail par le locataire, à savoir le 1er décembre 2024.
3.9Surfaces communes bâtiment B2
En cas de multiples locataires dans le bâtiment B2, l’entrée du bâtiment ainsi que les ascenseurs et escaliers des étages (rez-de-chaussée, 1er étage, 2ème étage) sont communs pour l’ensemble des locataires.
3.10Validité du contrat
La validité du présent contrat est conditionnée à la résiliation du contrat de bail du locataire [**] pour la surface du 1er étage d’ici le mois d’avril 2022.
3.11Version du contrat
Le présent contrat de bail est établi et signé en deux exemplaires. Il en sera remis un exemplaire au locataire et un exemplaire au bailleur.

Le présent contrat comprend tous les accords passés entre les parties. Le présent contrat n’acquiert son effet juridique que s’il est retourné au propriétaire par le locataire, dûment signé, avant le 15 mars 2021 (retour par courrier A/recommandé, retour dans les délais comme condition de validité). En cas de doute, le locataire doit prouver, au moyen d’un récépissé d’envoi de la Poste Suisse, qu’il a bien remis le contrat de location ce jour-là au plus tard à la Poste pour renvoi au propriétaire. En cas de remise personnelle du contrat de location, le propriétaire délivrera une quittance au locataire si celui- ci en fait la demande. Tout changement ou complément du contrat de location déjà signé unilatéralement par le propriétaire, apporté par le locataire avant sa contresignature, a pour conséquence un refus immédiat et automatique de l’offre du propriétaire concernant la conclusion du contrat de location envoyé. Le contrat de location n’acquiert pas son effet juridique si le propriétaire n’approuve pas expressément a posteriori ces changements et/ou compléments par écrit. Un consentement tacite du propriétaire aux changements et/ou compléments apportés par le locataire est ainsi exclu. Tous les changements, compléments et/ou corrections sont soumis au consentement écrit du propriétaire et ne seront fermes qu’avec sa contresignature écrite. Si la version du contrat retournée au propriétaire diffère de l’exemplaire restant auprès du locataire, l’exemplaire du propriétaire prévaut en cas de doute. Tout changement ou complément du présent contrat après entrée en vigueur du contrat de location conformément au paragraphe précédent ne sera valable qu’en revêtant la forme écrite (signature valable des deux parties contractantes). Cette clause s’applique également à l’annulation de la réserve de forme écrite.

Genève, 08.03.2021

Le bailleur / représentant:    Le locataire:

PRIVERA SA    Sophia Genetics SA
Certain confidential information contained in this document, marked by [**], has been omitted because SOPHiA GENETICS SA has determined that the information (i) is not material and (ii) is the type that SOPHiA customarily and actually treats as private or confidential.